EXHIBIT 99.1

CONTACT:          JOSEPH MACNOW

                                (201) 587-1000

210 Route 4 East

Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – April 23, 2012

Vornado Announces its Share of Toys “R” Us Fourth Quarter Financial Results

         PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE:VNO) announced today that it has recognized its 32.7% share of Toys “R” Us fourth quarter financial results in its first quarter ended March 31, 2012.  Vornado’s share of Toys’ fourth quarter net income is $116,471,000, or $0.57 per diluted share, compared to $112,944,000, or $0.55 per diluted share recognized in the quarter ended March 31, 2011.

         Vornado’s share of Toys’ fourth quarter Funds From Operations (“FFO”) before income taxes is $183,988,000, or $0.90 per diluted share, compared to $199,692,000, or $0.98 per diluted share recognized in the quarter ended March 31, 2011.  Vornado’s share of Toys’ fourth quarter FFO after income taxes is $132,288,000, or $0.65 per diluted share, compared to $124,468,000, or $0.61 per diluted share in the quarter ended March 31, 2011.

         The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

         Attached is a summary of Toys’ financial results and Vornado’s 32.7% share of its equity in Toys’ net income, as well as reconciliations of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and FFO.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	January 28, 2012		January 29, 2011
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$5,925,000	$5,925,000	$5,972,000
Cost of sales	3,944,000	3,944,000	3,938,000
Gross margin	1,981,000	1,981,000	2,034,000

Selling, general and administrative expenses	1,274,000	1,289,600	1,274,500
Depreciation and amortization	104,000	106,200	106,000
Other (income) expense	(13,000)	9,000	(16,000)
Total operating expenses	1,365,000	1,404,800	1,364,500
Operating income	616,000	576,200	669,500
Interest expense	(96,000)	(96,600)	(122,700)
Interest income	4,000	4,000	3,000
Earnings before income taxes	524,000	483,600	549,800
Income tax expense	(179,000)	(132,200)	(211,000)
Net earnings	345,000	351,400	338,800
Less: Net earnings attributable to noncontrolling interest	(2,000)	(2,000)	-
Net earnings attributable to Toys “R” Us, Inc.	$343,000	$349,400	$338,800

Vornado’s 32.7% equity in Toys’ net earnings		$114,184	$110,821
Management fee from Toys, net		2,287	2,123
Total Vornado net income from its investment in Toys		$116,471	$112,944

See page 3 for a reconciliation of net income to FFO.

Reconciliation of Vornado’s net income from its investment in Toys to EBITDA (1):
Net income		$116,471	$112,944
Interest and debt expense		31,569	40,135
Depreciation and amortization		34,706	34,673
Income tax expense		43,203	69,018
Vornado’s share of Toys’ EBITDA (1)		$225,949	$256,770

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(1)     EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.” Management considers EBITDA a supplemental measure for making decisions and assessing the unlevered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	January 28, 2012	January 29, 2011
Reconciliation of Vornado's net income from its investment in Toys to FFO (1):
Net income	$116,471	$112,944
Depreciation and amortization of real property	17,288	17,729
Real estate impairment losses	7,026	-
Income tax effect of above adjustments	(8,497)	(6,205)
Vornado's share of Toys’ FFO (1)	$132,288	$124,468

     _________________

(1)       FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

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